CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
3.900% Senior Notes due 2022	$400,000,000	99.911%	$399,644,000	$45,840

(1)	This filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (File No. 333-182251 filed by the Registrant on June 21, 2012.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-182251

Prospectus supplement to prospectus dated June 21, 2012

Packaging Corporation of America

$400,000,000

3.900% Senior Notes due 2022

We are offering a series of fixed rate senior notes that will pay interest semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2012. The notes will bear interest at a rate equal to 3.900% per year, and will mature on June 15, 2022. At any time prior to the date that is three months prior to the maturity of the notes, we may redeem some or all of the notes at any time at the redemption price discussed under the caption “Description of the Notes—Optional Redemption.” At any time on or after the date that is three months prior to the maturity of the notes, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest. If a change of control triggering event as described herein occurs, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at the repurchase price discussed under the caption “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Triggering Event.”

The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange or on any automated dealer quotation system. Currently, there is no public market for the notes.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price (1)	99.911%	$399,644,000
Underwriting discounts	0.650%	$2,600,000
Proceeds, before expenses, to Packaging Corporation of America	99.261%	$397,044,000

(1)	Plus accrued interest, if any, from June 26, 2012, if settlement occurs after that date.

The underwriters expect to deliver the notes to investors in book-entry only form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, on or about June 26, 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Deutsche Bank Securities	Wells Fargo Securities

Co-Managers

BMO Capital Markets
Citigroup
J.P. Morgan
Mitsubishi UFJ Securities
PNC Capital Markets LLC
The Williams Capital Group, L.P.

The date of this prospectus supplement is June 21, 2012.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which contains specific information about the terms of the notes. The second part is the accompanying prospectus, which provides a general description of debt securities we may offer from time to time, some of which may not apply to the notes. In the event the information in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer to sell the notes is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

It is important for you to read and consider all of the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in the accompanying prospectus.

References in this prospectus supplement to “PCA,” “we,” “us” and “our” are to Packaging Corporation of America and its consolidated subsidiaries, unless the context otherwise requires. When referring to the issuer of the notes, these terms refer only to Packaging Corporation of America, exclusive of its subsidiaries.

SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject to, and qualified in its entirety by reference to, the more detailed information and financial statements (including the notes thereto) contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. For a more complete understanding of this offering, we encourage you to read carefully this entire prospectus supplement, the accompanying prospectus, any free writing prospectus we have authorized and the documents incorporated by reference, including the information set forth under “Risk Factors” and our consolidated financial statements and related notes. In addition, certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are forward-looking statements, which involve risks and uncertainties. See “Forward-Looking Statements” in the accompanying prospectus.

Our Company

PCA is the fourth largest producer of containerboard and corrugated products in the United States in terms of production capacity. During 2011, we produced 2.5 million tons of containerboard at our mills, of which about 80% was consumed in our corrugated products manufacturing plants, 10% was sold to domestic customers and 10% was sold in the export market. Our corrugated products manufacturing plants sold about 32.5 billion square feet of corrugated products. Our net sales to third parties totaled $2.6 billion in 2011.

In 2011, we produced 1.5 million tons of kraft linerboard at our mills in Counce, Tennessee and Valdosta, Georgia, and 1.0 million tons of semi-chemical corrugating medium at our mills in Tomahawk, Wisconsin and Filer City, Michigan. We currently lease the cutting rights to approximately 88,000 acres of timberland located near our Counce and Valdosta mills. We also have supply agreements with third parties on approximately 279,000 acres of timberland.

Our corrugated products manufacturing plants produce a wide variety of corrugated packaging products, including conventional shipping containers used to protect and transport manufactured goods, multi-color boxes and displays with strong visual appeal that help to merchandise the packaged product in retail locations. In addition, we are a large producer of meat boxes and wax-coated boxes for the agricultural industry.

Packaging Corporation of America is a Delaware corporation. Our principal executive offices are located at 1955 West Field Court, Lake Forest, Illinois 60045, and our telephone number is (847) 482-3000. Our website address is http://www.packagingcorp.com. This website address is not intended to be an active link and information on our website should not be construed to be part of this prospectus supplement or the accompanying prospectus.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities.” For purposes of this “The Offering” section of this prospectus supplement, the terms “we,” “us” and “our” refer to Packaging Corporation of America, exclusive of its subsidiaries.

Issuer	Packaging Corporation of America

Securities Offered	$400,000,000 aggregate principal amount of 3.900% senior notes due 2022.

Maturity Date	The notes mature on June 15, 2022.

Interest Rate	The notes will bear interest from June 26, 2012 at a rate equal to 3.900% per year.

Interest Payment Dates	June 15 and December 15 of each year, beginning on December 15, 2012.

Optional Redemption	At any time prior to March 15, 2022 (three months prior to the maturity of the notes), the notes will be redeemable, in whole or from time to time in part, at our option at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein), plus 35 basis points, plus, in the case of both the first and second bullet points above, accrued and unpaid interest on the principal amount of the notes being redeemed to, but not including, the redemption date.

In addition, at any time on or after March 15, 2022 (three months prior to the maturity of the notes), the notes will be redeemable, in whole or in part, at our option at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date. See “Description of the Notes—Optional Redemption” in this prospectus supplement.

Repurchase at the Option of Holders Upon a Change of Control Triggering Event	Upon a “change of control triggering event” (as defined herein), you will have the right to require us to repurchase your notes at a repurchase price equal to 101% of the principal amount of the notes repurchased plus any accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Triggering Event” in this prospectus supplement.

Ranking	The notes will be our unsecured and unsubordinated obligations, ranking equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, and will be senior in right of payment to any of our future subordinated indebtedness.

The notes will be junior in right of payment to our existing and future secured indebtedness to the extent of assets securing that indebtedness and will be structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants require us to satisfy certain conditions in order to:

•	incur debt secured by liens;

•	engage in sale and leaseback transactions; or

•	merge or consolidate with another entity.

For a more detailed discussion of these covenants, see “Description of Debt Securities—Covenants” in the accompanying prospectus.

Form and Denomination	The notes will be issued in book-entry only form and will be represented by a permanent global certificate deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its participants. Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which, in turn, will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not receive or be entitled to receive certificated notes. See “Description of the Notes—Book-Entry; Delivery and Form.” The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds

We anticipate that we will receive approximately $396.1 million in net proceeds from the offering of the notes, after deducting underwriting discounts and other estimated expenses of the offering payable by us. We intend to use these net proceeds, together with cash on hand and/or borrowings under our revolving credit facility, to redeem or otherwise acquire and retire all $400.0 million aggregate principal amount of our outstanding 5 3/4% Senior Notes due 2013

(the “2013 Notes”). We currently anticipate that the cost to redeem the 2013 Notes will be approximately $432.2 million, including a redemption premium of $21.0 million and accrued and unpaid interest to, but not including, the redemption date of $11.2 million. Prior to that time, we intend to invest the net proceeds of this offering in short-term interest-bearing obligations. See “Use of Proceeds” in this prospectus supplement.

Further Issues	The indenture does not limit the amount of debt securities that we may issue thereunder and provides that the debt securities may be issued from time to time in one or more series. We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same form and terms as (other than the issue date and, under some circumstances, issue price and the first interest payment date) and ranking equally and ratably with the notes in all respects, as described under “Description of the Notes—Further Issues.”

Trustee	U.S. Bank National Association

Governing Law	New York

Risk Factors	You should carefully consider all of the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized, and, in particular, you should carefully read the section entitled “Risk Factors” beginning on page S-7 in this prospectus supplement, before investing in the notes.

RISK FACTORS

You should carefully consider and evaluate the following risk factors and the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. Our business, financial condition, liquidity or results of operations could be materially and adversely affected by any of these risks. These risks are not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to the investor’s own particular circumstances or to investors generally.

We are permitted to incur more debt, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

The indenture governing the notes does not limit the amount of additional debt that we may incur. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends or make any payments on junior or other indebtedness. If we incur additional debt, the risks associated with our leverage, including the risk that we will be unable to service our debt, including the notes, will increase.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes are obligations of PCA exclusively and not obligations of any of our subsidiaries. The notes will not be guaranteed by any of our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Holders of the notes will have subordinate claims against the assets of our subsidiaries as compared to the creditors of such subsidiaries. Accordingly, the notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. See “Description of the Notes—Ranking.”

In addition, the indenture governing the notes does not contain any limitation on the amount of liabilities, such as trade payables, that may be incurred by our subsidiaries. At March 31, 2012, we had approximately $161.6 million of subsidiary indebtedness and other liabilities that would have been structurally senior to the notes.

The notes will be subject to the prior claims of any secured creditors and, if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are unsecured obligations, ranking equally with our other unsecured and unsubordinated indebtedness and effectively junior to any secured indebtedness we may incur. If we incur additional secured debt, our assets securing that indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, our assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid. At March 31, 2012, we had $135.6 million of secured indebtedness outstanding on a consolidated basis.

We have made only limited covenants in the indenture governing the notes.

The indenture governing the notes contains limited covenants, including those restricting our ability and certain of our subsidiaries’ ability to incur debt secured by liens and engage in sale and leaseback transactions. The limitations on incurring debt secured by liens and sale and leaseback transactions contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Debt Securities—Covenants” in the accompanying prospectus. In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

The change of control triggering event provision in the notes provides only limited protection against significant events that could negatively impact the value of your notes.

As described under “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Triggering Event,” upon the occurrence of a change of control triggering event with respect to the notes, we will be required to offer to repurchase the notes at 101% of their principal amount plus accrued and unpaid interest, if any, accrued to, but not including, the repurchase date, unless the notes have already been called for redemption. However, the definition of the term “change of control triggering event” is limited and does not cover a variety of transactions (such as certain acquisitions or recapitalizations) that could negatively impact the value of your notes. For a change of control triggering event to occur, there must be both a change of control and a ratings downgrade to below investment grade by each rating agency (as defined in the indenture). As such, if we enter into a significant corporate transaction that negatively impacts the value of your notes, but which does not constitute a change of control triggering event, you would not have any rights to require us to repurchase the notes prior to their maturity or to otherwise seek any remedies.

We may not be able to repurchase all of the notes upon a change of control triggering event.

As described under “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Triggering Event,” we will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event, unless the notes have already been called for redemption. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange necessary financing on acceptable terms. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes.

We may redeem your notes at our option, which may adversely affect your return.

As described under “Description of the Notes—Optional Redemption,” we have the right to redeem the notes in whole or from time to time in part. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

There is no established trading market for the notes. If a trading market for the notes develops, it may not be liquid.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes following the offering, as permitted by applicable laws and regulations. However, the underwriters have no obligation to make a market in notes and they may cease market-making activities at any time without notice. Further, we cannot provide assurances about the liquidity of any trading market that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Any trading market for the notes that develops and any future trading prices of the notes may be affected by many factors, including:

•	prevailing interest rates;

•	our financial condition and results of operations;

•	the then-current ratings assigned to the notes;

•	the market for similar notes;

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes; and

•	the terms related to optional redemption of the notes.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

We currently expect that, before they are issued, the notes will be rated by at least two nationally recognized statistical rating organizations. Those ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of the rating may be obtained from the applicable rating agency. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. We cannot provide assurances that the ratings will be issued or remain in effect or that the ratings will not be lowered, suspended or withdrawn entirely by the rating agencies. It is also possible that the ratings may be lowered in connection with future events, such as acquisitions. If rating agencies lower, suspend or withdraw the ratings, the market price or marketability of the notes may be adversely affected. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

USE OF PROCEEDS

We anticipate that we will receive approximately $396.1 million in net proceeds from the offering of the notes, after deducting underwriting discounts and other estimated expenses of the offering payable by us. We intend to use these net proceeds, together with cash on hand and/or borrowings under our revolving credit facility, to redeem or otherwise acquire and retire all $400.0 million aggregate principal amount of our outstanding 2013 Notes. We currently anticipate that the cost to redeem the 2013 Notes will be approximately $432.2 million, including a redemption premium of $21.0 million and accrued and unpaid interest to, but not including, the redemption date of $11.2 million. Prior to that time, we intend to invest the net proceeds of this offering in short-term interest-bearing obligations.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2012 on an actual basis and as adjusted to give effect to the sale of the notes in this offering and the application of the net proceeds therefrom as described under “Use of Proceeds” in this prospectus supplement. You should read this table in conjunction with “Use of Proceeds” in this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The as adjusted information may not reflect our cash, debt and capitalization in the future.

	As of March 31, 2012
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$84.0	$47.9

Debt
Long-term debt
Term loan	$146.2	$146.2
Revolving credit facility (a)	—	—
Receivables credit facility (b)	109.0	109.0
5 3/4% Senior Notes due 2013, net of discount (c)	399.6	—
6 1/2% Senior Notes due 2018, net of discount	150.0	150.0
3.900% Senior Notes due 2022 offered hereby, net of discount (d)	—	399.6

Total long-term debt, including current maturities	804.8	804.8
Capital lease	26.5	26.5

Total debt	831.3	831.3

Stockholders’ equity
Common stock (par value $0.01 per share)	1.0	1.0
Additional paid in capital	361.1	361.1
Retained earnings	648.7	636.0 (e)
Accumulated other comprehensive income (loss), net of tax
Unfunded employee benefit obligations, net	(72.4)	(72.4)
Unrealized loss on treasury locks, net	(16.1)	(19.4)
Unrealized loss on foreign currency exchange contracts	(0.4)	(0.4)

Total accumulated other comprehensive loss	(88.9)	(92.2)

Total stockholders’ equity	921.9	905.9

Total capitalization	$1,753.2	$1,737.2

(a)	As of March 31, 2012, we had $235.7 million of availability under the revolving credit facility.
(b)	As of March 31, 2012, we had $91.0 million of availability under the receivables credit facility.
(c)	Represents $400.0 million in aggregate principal amount, net of $0.4 million discount.
(d)	Represents $400.0 million in aggregate principal amount, net of $0.4 million discount.
(e)	Includes an estimated after-tax charge of $13.4 million for the estimated redemption premium payable in the third quarter of 2012 in connection with the anticipated redemption of the 2013 Notes, partially offset by other items.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered by this prospectus supplement adds information to (and to the extent inconsistent therewith supersedes) the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” in the accompanying prospectus. As used in this section, “PCA,” “we,” “us” and “our” refer to Packaging Corporation of America, the issuer of the notes, exclusive of its subsidiaries. The notes offered by this prospectus supplement will be issued under an indenture, dated as of July 21, 2003, between us and U.S. Bank National Association, as trustee.

We will issue the notes in an initial aggregate principal amount of $400,000,000, subject to reopening. The notes will mature on June 15, 2022. The notes will be issued in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be denominated and payable in U.S. dollars.

The notes will bear interest from June 26, 2012, or from the most recent date to which interest has been paid or duly provided for, at a rate equal to 3.900% per year. Interest will be payable on the notes semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2012, to the person in whose name a note is registered at the close of business on the date that is fifteen calendar days prior to the date on which interest is scheduled to be paid. Interest with respect to the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The principal of and premium, if any, and interest on the notes will be payable, and any notes in definitive certificated form may be surrendered for registration of transfer or exchange, at the office or agency maintained at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York; provided that payments of interest may be made at our option by check mailed to the address of the persons in whose names notes are registered or by transfer to an account maintained by the payee with a bank located in the United States; and provided, further, that payments on global notes will be made to DTC, or its nominee. No service charge shall be made for any registration of transfer or exchange of notes, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

If any interest payment date, redemption date or maturity date of any of the notes is not a business day in The City of New York, then payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after such interest payment date, redemption date or maturity date, as the case may be.

We will not be required to:

•

issue, register the transfer of or exchange notes during the period beginning at the opening of business 15 days before any selection of notes to be redeemed and ending at the close of business on the day of that selection; or

•	register the transfer of or exchange any notes, or portion thereof, called for redemption, except for the unredeemed portion of any notes being redeemed in part.

Ranking

The notes will be unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. Our subsidiaries had indebtedness and other liabilities of $161.6 million as of March 31, 2012. The notes will also be junior in right of payment to our existing and future secured indebtedness to the extent of our assets securing that indebtedness. See “Risk Factors” in this prospectus supplement.

Optional Redemption

At any time prior to March 15, 2022 (three months prior to the maturity of the notes), the notes will be redeemable, in whole or from time to time in part, at our option at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 35 basis points, plus, in the case of both the first and second bullet points above, accrued and unpaid interest on the principal amount of the notes being redeemed to, but not including, the redemption date.

In addition, at any time on or after March 15, 2022 (three months prior to the maturity of the notes), the notes will be redeemable, in whole or in part, at our option at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

“Comparable Treasury Issue” means, with respect to any redemption date for the notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date for the notes, (1) the average of five Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotation, (2) if the Independent Investment Banker obtains fewer than five but more than one Reference Treasury Dealer Quotations for the redemption date, the average of all such quotations or (3) if the Independent Investment Banker obtains only one Reference Treasury Dealer Quotation for the redemption date, that Reference Treasury Dealer Quotation.

“Independent Investment Banker” means, with respect to any redemption date for the notes, any of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. or Wells Fargo Securities, LLC and their respective successors, whichever is selected by us, or, if all such firms or the respective successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing in the United States of America appointed by us.

“Reference Treasury Dealer” means, with respect to any redemption date for the notes, any of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. or a Primary Treasury Dealer (as defined below) selected by Wells Fargo Securities, LLC and their respective successors (provided, however, that if any firm or any successor, as the case may be, ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer) and two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date for the notes:

•

the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the final maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate shall be calculated on the third business day preceding the applicable redemption date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotation” above, the term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed at such holder’s registered address. If less than all the notes are to be redeemed at our option, the trustee will select, in such manner as it deems fair and appropriate, the notes (or portions thereof) to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption on such redemption date.

Nothing in the indenture prohibits us from acquiring the notes by means other than a redemption, whether pursuant to an issuer tender offer or otherwise, assuming such acquisition does not otherwise violate the terms of the indenture.

Repurchase at the Option of Holders Upon a Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs, unless we have previously exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the repurchase date. Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase notes on the Change of Control Triggering Event payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control being consummated on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the notes by virtue of such conflict.

On the Change of Control Triggering Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by us.

The paying agent will promptly mail or otherwise deliver to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. An offer to repurchase the notes upon a Change of Control Triggering Event may be made in advance of a Change of Control Triggering Event, if a definitive agreement is in place for a Change of Control at the time of the making of such an offer.

In the future, we could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings. See “Risk Factors—The change of control triggering event provision in the notes provides only limited protection against significant events that could negatively impact the value of your notes.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” occurs if the notes cease to be rated Investment Grade by each of the Rating Agencies on any date from the earlier of (1) the occurrence of a Change of Control or (2) public notice of our intention to effect a Change of Control, in each case until the end of the 60-day period following the earlier of (1) the occurrence of a Change of Control or (2) public notice of our intention to effect a Change of Control; provided, however, that if during such 60-day period one or more Rating Agencies has publicly announced that it is considering a possible downgrade of the notes, then such 60-day period shall be extended for such time as the rating of the notes by any Rating Agency remains under publicly announced consideration for possible downgrade. Notwithstanding the foregoing, a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

•

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any Person, other than us or one of our subsidiaries;

•	the adoption of a plan relating to our liquidation or dissolution;

•	the first day on which a majority of the members of our Board of Directors are not Continuing Directors;

•

the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding shares of our Voting Stock, measured by voting power rather than number of shares; or

•

we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or any of the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction or series of related transactions effected to create a holding company for us will not be deemed to involve a Change of Control under the fourth bullet point above if (1) pursuant to such transaction or series of related transactions, we become a direct or indirect wholly owned subsidiary of such holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of a majority of the Voting Stock of such holding company, measured by voting power rather than number of shares.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Person” has the meaning assigned to that term in Section 13(d)(3) of the Exchange Act.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization,” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any Person as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors (or persons performing similar functions) of such Person.

Further Issues

We may, from time to time, without notice to or the consent of the holders of the notes offered by this prospectus supplement, increase the principal amount of the notes and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the issue price and the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes offered by this prospectus supplement, and such additional notes will form a single series with the notes offered by this prospectus supplement.

Book Entry; Delivery and Form

Global Notes

The certificates representing the notes will be represented by global notes issued in fully registered form without coupons, except in the limited circumstances described below. The global notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC, ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC, with respect to interests of DTC participants, and the records of DTC participants, with respect to other owners of beneficial interests in the global notes.

All interests in the global notes will be subject to the procedures and requirements of DTC. Those interests may also be subject to the procedures and requirements of the direct and indirect participants in DTC’s book entry system, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream Luxembourg”).

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•

DTC notifies us that it is unwilling or unable to continue as depository for the global notes or DTC ceases to be a clearing agency registered as such under the Exchange Act if so required by applicable law or regulation, and no successor depository for the notes shall have been appointed within 90 days of such notification or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we, in our sole discretion, but subject to the procedures of DTC, execute and deliver to the trustee an order to the effect that the global notes shall be so exchangeable; or

•	an Event of Default under the indenture governing the notes has occurred and is continuing with respect to the notes.

Upon any such exchange, we will execute and the trustee will authenticate and deliver certificated notes in exchange for interests in the global notes. We anticipate that those certificated notes will be registered in such names as DTC instructs the trustee and that those instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global notes.

Book Entry System

DTC has advised us that it is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	“a clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Indirect access to DTC’s book entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors that are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

We expect that, upon the issuance of a global note, DTC will credit, on its book entry registration and transfer system, the respective principal amounts of the notes represented by such global note to the accounts of participants. Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants, including indirect participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and participants and indirect participants (with respect to the owners of beneficial interests in the global notes other than participants). Likewise, beneficial interests in global notes may only be transferred in accordance with DTC’s procedures, in addition to those provided for under the indenture and, if applicable, those of the applicable participants or indirect participants, including those of Euroclear and Clearstream Luxembourg.

So long as DTC or its nominee is the registered holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the related notes for all purposes under the indenture. Except as described in this prospectus supplement, owners of beneficial interests in the global notes will not be entitled to have the notes represented by such global notes registered in their names and will not receive or be entitled to receive physical delivery of certificated notes. In addition, owners of beneficial interests in the global notes will not be considered to be the owners or registered holders of the notes represented by those beneficial interests under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its beneficial interest, to exercise any right of a registered holder of notes. We understand that under existing industry practice, in the event that DTC is entitled to take any action as the registered holder of a global note, DTC would authorize its participants to take such action and that the participants would authorize owners of beneficial interests owning through such participants to take such action or would otherwise act upon the instructions of owners of beneficial interests.

Payment of principal of and premium, if any, and interest on notes represented by a global note registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered holder of such global note. We expect that DTC or its nominee, upon receipt of any payment in respect of a global note, will credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices and will be the responsibility of such participants and indirect participants and not of DTC. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, ownership of beneficial interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants and indirect participants or the relationship between such participants and indirect participants and the owners of beneficial interests owning through such participants and indirect participants.

Trading

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC’s rules and operating procedures and will be settled in same day funds, while transfers between participants in Euroclear and Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Any cross market transfer between participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with its rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary. However, such cross market transfers will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transfer meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving the beneficial interests in the applicable global note in DTC, and making or receiving payment in accordance with normal procedures for funds settlement applicable to DTC. Participants in Euroclear or Clearstream Luxembourg may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg, as the case may be.

Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing a beneficial interest in a global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Luxembourg, as applicable) immediately following DTC’s settlement date. Credit of such transfer of a beneficial interest in a global note settled during such processing day will be reported to the applicable Euroclear or Clearstream Luxembourg participant on that day. Cash received in Euroclear or Clearstream Luxembourg as a result of a transfer of a beneficial interest in a global note by or through a Euroclear or Clearstream Luxembourg participant to a DTC participant will be received with value on DTC’s settlement date but will be available in the applicable Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.

Although we believe that DTC, Euroclear and Clearstream Luxembourg have agreed to the procedures described above in order to facilitate transfers of interests in the global notes among participants of DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this subsection “Book Entry; Delivery and Form” concerning DTC, Euroclear and Clearstream Luxembourg and their respective book entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material United States federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion only applies to an investor that acquires the notes pursuant to this offering at the price indicated on the cover of this prospectus supplement. This discussion is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is limited to investors that hold the notes as capital assets for United States federal income tax purposes. Furthermore, this discussion does not address all aspects of United States federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under United States federal income tax law, such as banks and other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, brokers, retirement plans, individual retirement accounts or other tax-deferred accounts, pension plans, subchapter S corporations, tax-exempt organizations, entities that are treated as partnerships for United States federal income tax purposes and their partners, dealers or traders in securities or currencies, expatriates and former long-term residents, persons whose “functional currency” is not the United States dollar and persons that hold the notes as part of a straddle, hedge, conversion transaction or other integrated investment. Furthermore, this discussion does not address any United States federal estate or gift tax consequences or any state, local or foreign tax consequences.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction, or under any applicable tax treaty.

For purposes of this discussion, the term “United States Holder” means a beneficial owner of the notes that is (1) an individual who is a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for United States federal income tax purposes, in each case, that is created or organized in or under the laws of the United States or any political subdivision thereof, (3) a trust if it (i) is subject to the primary supervision of a United States court and the control of one or more United States persons or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a United States person, or (4) an estate, the income of which is subject to United States federal income tax regardless of its source.

The term “Non-United States Holder” means a beneficial owner (other than a partnership for United States federal income tax purposes) of notes that is not a United States Holder.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) owns notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the notes should consult their tax advisors as to the particular United States federal income tax consequences applicable to them.

Consequences to United States Holders

Additional Payments

In certain circumstances (see “Description of the Notes—Repurchase at the Option of the Holders Upon a Change of Control Triggering Event” and “Description of the Notes—Optional Redemption”), we may be obligated or elect to pay amounts in excess of stated interest or principal on the notes. If any such payment is treated as a contingent payment, subject to certain exceptions, the notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. Although the issue is not free from doubt, we intend to take the position that the possibility of such additional amounts payable on the notes does not result in the notes being treated as contingent payment debt instruments under applicable Treasury regulations. Therefore, we do not intend to treat the potential payment of additional interest or the potential payment of a premium pursuant to the optional redemption, special mandatory redemption or optional repurchase provisions as part of the yield to maturity of the notes. Our determination that this contingency is remote or incidental is binding on a United States Holder, unless such United States Holder explicitly discloses to the Internal Revenue Service (the “IRS”) on its tax return for the year during which it acquires the notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, a United States Holder may be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income recognized on the taxable disposition of a note. The discussion below assumes that the notes will not be treated as contingent payment debt instruments.

Payment of Interest

It is anticipated, and this discussion assumes, that the notes will be issued without original issue discount for federal income tax purposes. In such case, interest on a note will generally be treated as ordinary income at the time it is paid or accrued in accordance with a United States Holder’s usual method of accounting for tax purposes. If, however, the notes are issued for an amount less than the principal amount and the difference is more than a de minimis amount (as set forth in the Code), a United States Holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant-yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A United States Holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less any amount attributable to accrued but unpaid interest (including original issue discount, if any) not previously taken into income which will be treated as a payment of that interest) upon such sale, exchange, redemption or other taxable disposition and such United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note will generally be equal to the amount paid for the note increased by accrued but unpaid interest (including original issue discount, if any) taken into income and decreased by any principal payments received with respect to a note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a United States Holder is treated as holding the note for more than one year, such gain or loss will generally be long-term capital gain or loss. Otherwise, such gain or loss will generally be short-term capital gain or loss. Under current law, for certain categories of non-corporate United States Holders (including individuals), long-term capital gain generally is subject to tax at a reduced rate of taxation. A United States Holder’s ability to deduct capital losses may be limited.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States Holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If a United States Holder is an individual, estate or trust, it should consult its tax advisor regarding the applicability of the Medicare tax to income and gains in respect of its investment in the notes.

Information Reporting and Backup Withholding Tax

Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds from a sale of notes unless a United States Holder is an exempt recipient. Backup withholding will apply to those payments if a United States Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the United States Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a United States Holder’s federal income tax liability, provided the required information is timely furnished to the IRS.

Consequences to Non-United States Holders

Stated Interest

Subject to the discussions below concerning backup withholding and the FATCA legislation (as defined below), a Non-United States Holder generally will not be subject to United States federal income or withholding tax on payments of interest on the notes provided that the Non-United States Holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, (C) is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and (D) satisfies certain certification requirements. Such certification requirements will generally be met if (x) the Non-United States Holder provides its name and address, and certifies on IRS Form W-8BEN (or a substantially similar form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-United States Holder certifies on Form W-8IMY, under penalties of perjury, that such certification from the Non-United States Holder has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the note is a United States person. If a Non-United States Holder cannot satisfy the requirements outlined above, then interest on the notes will generally be subject to United States withholding tax at a 30% rate unless such Non-United States Holder provides us with (A) a properly executed IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or (B) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

If a Non-United States Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base, then, although the Non-United States Holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, such Non-United States Holder will be subject to United States federal income tax on that interest on a net-income basis in the same manner as if such Non-United States Holder were a United States Holder as described above. In addition, if a Non-United States Holder is a foreign corporation, such effectively connected income may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified under an applicable income tax treaty.

Disposition of the Notes

Subject to the discussions below concerning backup withholding and the FATCA legislation (as defined below), a Non-United States Holder will not be subject to United States federal income tax with respect to gain recognized on the disposition of the notes unless:

•

the gain is effectively connected with the conduct of a United States trade or business (and, where an income tax treaty applies, is attributable to a Untied States permanent establishment or fixed base); or

•	the Non-United States Holder is an individual who is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied.

A Non-United States Holder described in the first bullet point above will generally be subject to United States federal income tax on that gain on a net-income basis in the same manner as if such Non-United States Holder were a United States Holder as described above. In addition, if a Non-United States Holder is a foreign corporation, such effectively connected income may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified under an applicable income tax treaty.

If a Non-United States Holder is described in the second bullet point above, any gain realized from the sale, exchange, redemption, retirement or other taxable disposition of the notes will be subject to United States federal income tax at a 30% rate (or lower applicable treaty rate), which may be offset by certain United States source capital losses.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to a Non-United States Holder the amount of interest paid to the Non-United States Holder and the amount of tax, if any, withheld with respect to such interest. Unless the Non-United States Holder complies with certification procedures to establish that the Non-United States holder is not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a note. The IRS may make this information available to the tax authorities in the country in which the Non-United States Holder is a resident.

In addition, a Non-United States Holder may be subject to backup withholding with respect to interest payments on a note or the proceeds from disposition of a note, unless, generally, the Non-United States Holder certifies under penalties of perjury (usually on IRS Form W-8BEN) that the Non-United States Holder is not a United States person or the Non-United States Holder otherwise establishes an exemption.

Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition of a note are as follows:

•

If the proceeds are paid to or through the United States office of a broker, a Non-United States Holder generally will be subject to backup withholding tax and information reporting unless the Non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

•

If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have one of certain specified United States connections, a Non-United States Holder generally will not be subject to backup withholding tax or information reporting.

•

If the proceeds are paid to or through a non-United States office of a broker that is a United States person or that has one of the specified United States connections, a Non-United States Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the Non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the Non-United States Holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

Legislation Affecting Taxation of Notes Held By or Through Foreign Entities

Legislation enacted in 2010 (“FATCA legislation”) generally imposes a withholding tax of 30% on interest income paid on a debt obligation and on the gross proceeds from the sale or other disposition of a debt obligation paid after December 31, 2012 to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. Under proposed Treasury regulations, this new withholding tax will not apply (i) to interest income on a debt obligation that is paid on or before December 31, 2013 or (ii) to gross proceeds from the sale or other disposition of a debt obligation paid on or before December 31, 2014. Under proposed Treasury regulations, this legislation generally will not apply to a debt obligation outstanding on January 1, 2013, unless such debt obligation undergoes a “significant modification” (within the meaning of Section 1.1001-3 of the Treasury regulations promulgated under the Code) after such date. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in a note.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, through its representatives Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, has severally agreed to purchase from us the principal amounts of notes listed opposite its name below:

Underwriters	Principal Amount of Notes
Merrill Lynch, Pierce Fenner & Smith Incorporated	$106,720,000
Deutsche Bank Securities Inc.	106,680,000
Wells Fargo Securities, LLC	106,680,000
BMO Capital Markets Corp.	13,320,000
Citigroup Global Markets Inc.	13,320,000
J.P. Morgan Securities LLC	13,320,000
Mitsubishi UFJ Securities (USA), Inc.	13,320,000
PNC Capital Markets LLC	13,320,000
The Williams Capital Group, L.P.	13,320,000

Total	$400,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of 0.45% of the principal amount of the notes. The underwriters may allow, and these dealers may re-allow, a concession of not more than 0.25% of the principal amount of the notes to other dealers. After the initial public offering of the notes, the public offering price, concession and discount may be changed.

We estimate that our share of the total expenses of this offering, excluding the underwriting discounts, will be approximately $900,000.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange or on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes, but they will not be obligated to do so and may cease market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing notes in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering. Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions. Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the notes. In addition, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters and their affiliates have performed certain investment banking and advisory and general financing and banking services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, be customers of, engage in transactions with and perform services for us in the ordinary course of business. In particular, certain of the underwriters or their affiliates are agents and/or lenders under our Five Year Credit Agreement and our Amended and Restated Credit and Security Agreement, for which they each received customary compensation.

In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans or credit default swaps) for their own account and for the accounts of their customers, and may at any time hold long or short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of ours and our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations or public or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the placement contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (1) persons who are outside the United Kingdom or (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Service and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois, and for the underwriters by Mayer Brown LLP, Chicago, Illinois.

PROSPECTUS

PACKAGING CORPORATION OF AMERICA

Debt Securities

We may offer from time to time, in one or more offerings, our debt securities. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, and any other offering materials before you invest in these securities.

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

See “Risk Factors” on page 1 of this prospectus to read about factors you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 21, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may, at any time and from time to time, in one or more offerings, sell the debt securities described in this prospectus.

This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer debt securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also supplement, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document.

To understand the terms of our debt securities, you should carefully read this prospectus, the applicable prospectus supplement and any other offering materials. Together, they give the specific terms of the debt securities we are offering. You should also read the documents we have referred you to under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below for information about us. The shelf registration statement, including the exhibits thereto, can be read at the SEC’s website or at the SEC’s Public Reference Room, each as described under “Where You Can Find More Information.” You should also carefully consider, among other things, the matters discussed under “Risk Factors.”

The terms “PCA,” “we,” “us” and “our” as used in this prospectus refer to Packaging Corporation of America and its consolidated subsidiaries, unless the context otherwise requires. Packaging Corporation of America will be the issuer of the debt securities described in this prospectus. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

i

OUR COMPANY

PCA is the fourth largest producer of containerboard and corrugated products in the United States in terms of production capacity. During 2011, we produced 2.5 million tons of containerboard at our mills, of which about 80% was consumed in our corrugated products manufacturing plants, 10% was sold to domestic customers and 10% was sold in the export market. Our corrugated products manufacturing plants sold about 32.5 billion square feet of corrugated products. Our net sales to third parties totaled $2.6 billion in 2011.

In 2011, we produced 1.5 million tons of kraft linerboard at our mills in Counce, Tennessee and Valdosta, Georgia, and 1.0 million tons of semi-chemical corrugating medium at our mills in Tomahawk, Wisconsin and Filer City, Michigan. We currently lease the cutting rights to approximately 88,000 acres of timberland located near our Counce and Valdosta mills. We also have supply agreements with third parties on approximately 279,000 acres of timberland.

Our corrugated products manufacturing plants produce a wide variety of corrugated packaging products, including conventional shipping containers used to protect and transport manufactured goods, multi-color boxes and displays with strong visual appeal that help to merchandise the packaged product in retail locations. In addition, we are a large producer of meat boxes and wax-coated boxes for the agricultural industry.

Packaging Corporation of America is a Delaware corporation. Our principal executive offices are located at 1955 West Field Court, Lake Forest, Illinois 60045, and our telephone number is (847) 482-3000. Our website address is http://www.packagingcorp.com. This website address is not intended to be an active link and information on our website should not be construed to be part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information contained or incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus and any applicable prospectus supplement that are not historical in nature may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by the words “will,” “should,” “anticipate,” “believe,” “expect,” “intend,” “estimate,” “hope” or similar expressions. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties. There are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. These factors, risks and uncertainties include the following:

•	the impact of general economic conditions;

•	containerboard and corrugated products general industry conditions, including competition, product demand and product pricing;

•	fluctuations in wood fiber and recycled fiber costs;

•	fluctuations in purchased energy costs;

•	the possibility of unplanned outages or interruptions at our principal facilities; and

•	legislative or regulatory actions or requirements, particularly concerning environmental or tax matters.

Our actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements, and accordingly, we can give no assurances that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on our results of operations or financial condition. In view of these uncertainties, investors are cautioned not to place undue reliance on these forward-looking statements. We expressly disclaim any obligation to publicly revise any forward-looking statements that have been made to reflect the occurrence of events after the date on which those statements are made. For a discussion of other factors, risks and uncertainties that may affect our business, you should read carefully the factors discussed under “Risk Factors” in our filings incorporated by reference into this prospectus. See “Risk Factors.”

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our debt securities offered by this prospectus for the repayment of indebtedness and for general corporate and working capital purposes. We may invest the net proceeds temporarily or apply them to repay short-term or revolving debt until we use them for their stated purpose.

SELECTED FINANCIAL DATA

	Quarter Ended March 31,	Year Ended December 31,
In thousands, except per share data	2012	2011	2010	2009
Statement of Income Data:
Net sales	$671,357	$2,620,111	$2,435,606	$2,147,589
Net income	17,844	158,027	205,435	265,895
Net income per common share:
Basic	0.18	1.59	2.02	2.62
Diluted	0.18	1.57	2.00	2.60
Weighted average common shares outstanding:
Basic.	96,598	99,281	101,678	101,577
Diluted	97,729	100,376	102,608	102,358
Cash dividends declared per common share	0.25	0.80	0.60	0.60
Statement of Comprehensive Income Data (1):
Net income	$17,844	$158,027	$205,435	$265,895
Other comprehensive income (loss), net of tax:
Fair value adjustments to cash flow hedges	7,518	(24,134)	(1,646)	—
Reclassification adjustment for cash flow hedges included in net income	(277)	(1,125)	(1,309)	(1,846)
Unfunded employee benefit obligations	—	(31,944)	(8,973)	757
Amortization of pension and postretirement plans actuarial loss and prior service cost	1,672	3,806	3,583	3,304

Total other comprehensive income (loss)	8,913	(53,397)	(8,345)	2,215

Total comprehensive income	$26,757	$104,630	$197,090	$268,110

Balance Sheet Data:
Total assets	$2,492,359	$2,412,499	$2,225,910	$2,152,840
Total debt obligations (2)	831,336	830,280	680,601	680,878
Stockholders’ equity	921,944	928,910	1,009,001	898,845

(1)	On January 1, 2012, we adopted the provisions of amendments to Accounting Standards Codification 220, “Comprehensive Income.” These amendments require that all nonowner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. For comparability purposes, we have applied the provisions of these amendments to our historical financial statements.
(2)	Total debt obligations include long-term debt, capital lease obligations, short-term debt and current maturities of long-term debt and capital lease obligations.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus.

	Quarter Ended March 31,	Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges	12.3x	5.6x	3.9x	7.3x	5.0x	6.4x

Earnings available for fixed charges represent earnings before income taxes and fixed charges excluding capitalized interest. Fixed charges represent interest expense; amortization of the 2003 and 2008 treasury lock settlements; debt discount and expenses; capitalized interest and that portion of rental expense deemed to be the equivalent of interest.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be issued under an Indenture, dated as of July 21, 2003, between us and U.S. Bank National Association, as trustee (the “indenture”). As used in this section, “PCA,” “we,” “us” and “our” refer to Packaging Corporation of America, the issuer of the debt securities, exclusive of its subsidiaries. We have summarized certain provisions of the indenture below. The summary is not complete and is qualified in its entirety by reference to the indenture. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. In addition to the indenture described below, we may issue debt securities pursuant to another indenture or indentures to be entered into after the date of this prospectus. If we elect to issue debt securities under another indenture, we will file a copy of that indenture as an exhibit to the registration statement of which this prospectus is a part.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

You should carefully read the summary below, the applicable prospectus supplements and the provisions of the indenture that may be important to you.

For a summary of some of the defined terms used in the indenture, see “—Defined Terms.”

General

The indenture does not limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time in one or more series. Under the indenture, we may issue debt securities with terms different from those of debt securities that we have previously issued. We may issue additional amounts of a series of debt securities without the consent of the holders of that series. The different series of debt securities issued under the indenture may have different dates for payments and different rates of interest and may be denominated in different currencies.

The applicable prospectus supplement relating to a series of debt securities being offered will describe the specific terms of those debt securities, including the following:

•	the title of the debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of debt securities of a series;

•

whether we will issue the debt securities as registered securities, bearer securities or both, with or without coupons or both, and, if bearer securities will be issued, other terms with respect to bearer securities;

•	whether we will issue the debt securities in the form of global securities and, if so, the depositary for global securities and provisions for exchanging global securities;

•

any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, and the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•

if other than the Borough of Manhattan, The City of New York, the place or places where payments on the debt securities will be payable, where the debt securities may be delivered for registration of transfer or exchange and where notices and demands may be served or published;

•	any provisions for redemption of the debt securities at our option;

•	any provisions that would obligate us to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder;

•	the denominations in which we will issue the debt securities, if other than $1,000 or any integral multiple thereof in the case of registered securities and $5,000 in the case of bearer securities;

•	the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the principal amount;

•	if other than U.S. dollars, the currency or currencies in which the debt securities are denominated or payable and the manner for determining the equivalent amount in U.S. dollars;

•	any provision that would determine payments on the debt securities by reference to an index, formula or other method or methods;

•	any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the debt securities;

•	the application of any defeasance provisions to the debt securities;

•	whether any of the debt securities may be issued upon the exercise of warrants and the provisions for such exercise;

•	the date or dates on which the principal of (and premium, if any, on) the debt securities will be payable, or the method used to determine or extend those dates;

•	whether we will pay any additional amounts on the debt securities and, if so, whether we will have the option to redeem the debt securities rather than pay those additional amounts;

•	the identity of the trustee and the identities of the authenticating agent, security registrar and/or paying agent, if other than the trustee;

•

the persons to whom we will pay any interest on registered debt securities, if other than the persons in whose names the debt securities are registered on the regular record date and the manner in which, or the persons to whom, we will pay interest on any bearer debt securities, if other than upon presentation and surrender of the applicable coupons; and

•	any other material terms of the debt securities and any deletions from or modifications of or additions to the indenture in respect of any series of debt securities.

Prospective purchasers of debt securities should be aware that special United States federal income tax, accounting and other considerations not addressed in this prospectus may be applicable to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

Covenants

The indenture contains, among others, the following covenants. The indenture permits us to delete or modify the following covenants with respect to any series of debt securities we issue, and also add to the following covenants with respect to any such series. We will describe the specific covenants applicable to debt securities we issue in the applicable prospectus supplement.

Limitations on Liens. The indenture provides that we may not, and may not permit any Restricted Subsidiary to, create or suffer to exist any Lien to secure any Indebtedness of ours or any of our Subsidiaries upon any Principal Property, or upon shares of capital stock or evidences of Indebtedness issued by any Restricted Subsidiary and owned by us or any Restricted Subsidiary (whether such Principal Property, shares or evidences of indebtedness were owned as of the date of the indenture or thereafter acquired), without making, or causing such Restricted Subsidiary to make, effective provision to secure all of the debt securities issued under the indenture from time to time outstanding by such Lien, equally and ratably with, or prior to, any and all other Indebtedness thereby secured, so long as such Indebtedness is so secured, unless, after giving effect thereto, the sum of (a) the principal amount of Indebtedness secured by all Liens incurred after the date of the indenture to the extent the incurrence of such Indebtedness (i) did not require us or any Restricted Subsidiary to equally and ratably secure the debt securities or (ii) was not otherwise permitted by the next succeeding paragraph and (b) the Attributable Value of all Sale and Leaseback Transactions entered into after the date of the indenture (other than (i) the Attributable Value in respect of any such Sale and Leaseback Transactions the Net Available Proceeds from which are applied as set forth in the second bullet under “—Limitations on Sale and Leaseback Transactions” or (ii) the Attributable Value in respect of any Permitted Transactions (as defined under “—Limitations on Sale and Leaseback Transactions”)), does not exceed 10% of our Consolidated Net Tangible Assets.

The foregoing restrictions shall not apply to Indebtedness secured by Liens existing on the date of the indenture or to:

•	Liens on any property existing at the time of the acquisition thereof;

•

Liens on property of a person existing at the time such person is merged into, consolidated with or acquired by us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such person (or a division thereof) as an entirety or substantially as an entirety to us or a Restricted Subsidiary, provided that such Lien as a result of such merger, consolidation, acquisition, sale, lease or other disposition is not extended to property owned by us or such Restricted Subsidiary immediately prior thereto;

•	Liens on property of a person existing at the time such person becomes a Restricted Subsidiary;

•	Liens securing Indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary;

•

Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Indebtedness incurred to provide funds for any such purpose (including purchase money security interests or money mortgages on real or personal property), provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 180 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property or of such property as so constructed, developed or improved;

•

Liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise, provided that we must have disposed of such property within 180 days after the creation of such Liens and that any Indebtedness secured by such Liens shall be without recourse to us or any of our Subsidiaries;

•

Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

•

Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s or customs’ Liens and similar Liens arising in the ordinary course of business in respect of obligations not yet due or being contested in good faith;

•

Liens arising from deposits with or the giving of any form of security to any governmental authority required as a condition to the transaction of business or exercise of any privilege, franchise or license;

•	Liens for taxes, assessments or governmental charges or levies which, if delinquent, are being contested in good faith;

•	Liens (including judgment Liens) arising from legal proceedings being contested in good faith;

•

Liens to secure Indebtedness on any Principal Property of joint ventures which constitute Restricted Subsidiaries in which we or a Restricted Subsidiary has an interest, to the extent such Liens are on property or assets of, or equity interests in, such joint ventures; and

•

any extension, renewal, replacement or refunding of any Lien existing on the date of the indenture or referred to above; provided, however, that the principal amount of Indebtedness secured thereby and not otherwise authorized above shall not exceed the maximum amount of Indebtedness allowable under the applicable agreement evidencing such Indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, at the time of such extension, renewal, replacement or refunding.

Limitations on Sale and Leaseback Transactions. The indenture provides that we may not, and may not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property, unless:

•

immediately prior to entering into such Sale and Leaseback Transaction, we or such Restricted Subsidiary would be entitled, pursuant to the section entitled “—Limitations on Liens,” to issue, assume or guarantee Indebtedness secured by a Lien on such Principal Property in an amount at least equal to the Attributable Value of such Sale and Leaseback Transaction without equally and ratably securing the debt securities under the indenture; or

•

we or such Restricted Subsidiary shall apply, or cause to be applied, within 180 days after the effective date of such Sale and Leaseback Transaction, an amount equal to the Net Available Proceeds therefrom to (a) the acquisition of one or more Principal Properties or (b) the retirement of the debt securities or the repayment of other Indebtedness of ours or a Restricted Subsidiary (other than such Indebtedness owned by us or a Restricted Subsidiary) which, in the case of such Indebtedness of ours, is not subordinate and junior in right of payment to the prior payment of the debt securities.

The foregoing restrictions will not apply to the following Sale and Leaseback Transactions (each, a “Permitted Transaction”):

•

a Sale and Leaseback Transaction providing for a lease for a term, including any renewal thereof, of not more than three years, by the end of which term it is intended that the use of such Principal Property by the lessee will be discontinued; or

•	a Sale and Leaseback Transaction that is entered into before, at the time of, or within 90 days after the later of the acquisition of the Principal Property or the completion of its construction; or

•	a Sale and Leaseback Transaction between us and a Restricted Subsidiary or between Restricted Subsidiaries; or

•	a Sale and Leaseback Transaction between us or a Restricted Subsidiary and a joint venture in which we or a Restricted Subsidiary has an interest.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge into any other person or sell, assign, transfer, lease or otherwise convey our properties and assets substantially as an entirety to any person unless:

•

we are the surviving entity or our successor is a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America or any state thereof or the District of Columbia;

•

our successor shall expressly assume our obligation for the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the debt securities and the performance and observance of every covenant of the indenture on our part to be performed or observed;

•	immediately after giving effect to such transaction, no Event of Default or event that after notice or passage of time or both would be an Event of Default shall have occurred and be continuing;

•

if, as a result of any such transaction, our property or assets would become subject to a Lien which would not be permitted by the limitation on Liens contained in the indenture, we or our successor shall take those steps that are necessary to secure the debt securities issued under the indenture equally and ratably with Indebtedness secured by that Lien; and

•	we or our successor shall have delivered to the trustee the officers’ certificate and opinion of counsel called for by the indenture.

Upon any consolidation with or merger into any other person or any sale, assignment, transfer, lease or other conveyance of our properties and assets substantially as an entirety to any person, the successor person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture and, in the event of any such sale, assignment, transfer or other conveyance, we, except in the case of a lease, shall be discharged of all obligations and covenants under the indenture and the debt securities and may be dissolved and liquidated.

Defined Terms

Set forth below is a summary of some of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

“Attributable Value” in respect of any Sale and Leaseback Transaction means, as of the time of determination, the lesser of:

•

the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale and Leaseback Transaction and the denominator of which is the base term of such lease; and

•

the total obligation (discounted to present value at the rate of interest implicit in the transaction, as determined in good faith by PCA, or, if it is not practicable to determine such rate, the rate of interest specified by the terms of the debt securities, in either case compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Leaseback Transaction.

“Consolidated Net Tangible Assets” means the aggregate amount of the assets (less applicable reserves and other properly deductible items) of us and our Subsidiaries after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendible beyond 12 months from that date at the option of the borrower) of us and our Subsidiaries and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles of us and our Subsidiaries, all as set forth on our most recent consolidated balance sheet and computed in accordance with accounting principles generally accepted in the United States of America.

“Indebtedness” means (without duplication), with respect to any person:

•	every obligation of such person for money borrowed;

•	every obligation of such person evidenced by bonds, debentures, notes or other similar instruments;

•	every reimbursement obligation of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person; and

•

every obligation of the type referred to in the first through third bullets above of another person the payment of which such person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise (but only, in the case of this clause, to the extent such person has guaranteed or is responsible or liable for such obligations).

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Net Available Proceeds” from any Sale and Leaseback Transaction by any person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Indebtedness or obligations relating to the properties or assets that are the subject of such Sale and Leaseback Transaction or received in any other noncash form) therefrom by such person, net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale and Leaseback Transaction; (b) all payments made by such person or its Subsidiaries on any Indebtedness which is secured in whole or in part by any such properties and assets in accordance with the terms of any Lien upon or with respect to any such properties and assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Sale and Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Sale and Leaseback Transaction; and (c) all distributions and other payments made to minority interest holders in Subsidiaries of such person or joint ventures as a result of such Sale and Leaseback Transaction.

“Principal Property” means any real property or any permanent improvement thereon located in the United States owned by PCA or any of its Subsidiaries, including, without limitation, any (a) timber property or (b) warehouse, manufacturing or processing plant, building, structure or other facility (or any portion thereof, and any equipment located at or comprising a part of any such property) having a net book value, as of the date of determination, in excess of 1.0% of our Consolidated Net Tangible Assets.

“Restricted Subsidiary” means any Subsidiary of PCA in which (a) PCA and its other Subsidiaries’ aggregate investments in and advances to such Subsidiary exceed 10% of the total assets of PCA and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (b) PCA and its other Subsidiaries’ proportionate share of the total assets of such Subsidiary exceeds 10% of the total assets of PCA and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (c) PCA and its other Subsidiaries’ equity in the income from continuing operations before taxes, extraordinary items and cumulative effect of a change in accounting principle of such Subsidiary exceeds 10% of such income of PCA and its Subsidiaries consolidated for the most recently completed fiscal year.

“Sale and Leaseback Transaction” of any person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any Principal Property that, more than 12 months after (a) the completion of the acquisition, construction, development or improvement of such Principal Property or (b) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved, has been or is being sold, conveyed, transferred or otherwise disposed of by such person to such lender or investor or to any person to whom funds have been or are to be advanced by such lender on the security of such Principal Property. The term of such arrangement, as of any date (the “measurement date”), shall end on the date of the last payment of rent or any other amount due under such arrangement on or prior to the first date after the measurement date on which such arrangement may be terminated by the lessee, at its sole option without payment of a penalty.

“Subsidiary” of any person means a person more than 50% of the outstanding voting interests in which are owned, directly or indirectly, by such person or by one or more other Subsidiaries of such person or by such person and one or more Subsidiaries thereof.

Events of Default

An “Event of Default” with respect to the debt securities of any series is defined in the indenture as being:

•

default in payment of any principal of or premium, if any, on any of the debt securities of that series when due (whether at maturity, upon redemption, upon repayment or repurchase at the option of the holder or otherwise and whether payable in cash or in shares of our common stock or other securities or property);

•	default in payment of any interest on any of the debt securities of that series when due and continuance of such default for a period of 30 days;

•

default by us in the performance, or breach by us, of any other covenant in the indenture or in any debt security of that series (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series) and continuance of that default for a period of 90 days after notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding, as provided in the indenture;

•

default in the payment after the final maturity of any bond, note, debenture or other evidence of Indebtedness of us in an aggregate principal amount exceeding $30,000,000 (or the equivalent thereof in any other currency or currency unit), or default under any bond, note, debenture or other evidence of Indebtedness of us or under any Lien, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of us, which results in the acceleration of such Indebtedness in an aggregate principal amount exceeding $30,000,000 (or the equivalent thereof in any other currency or currency unit), but only if such Indebtedness is not discharged or such acceleration is not rescinded or annulled within 30 days after notice to us, as provided in the indenture;

•	specified events of bankruptcy, insolvency or reorganization of us; or

•	any other Event of Default established for the debt securities of that series.

The indenture permits us to delete, modify or add to the preceding Events of Default with respect to any series of debt securities, and an Event of Default with respect to a series of debt securities does not necessarily constitute an Event of Default with respect to any other series of debt securities. Any additional or different Events of Default with respect to a particular series of debt securities will be described in the applicable prospectus supplement. The indenture provides that the trustee may withhold notice to the holders of the debt securities of any series of the occurrence of a default with respect to the debt securities of that series (except for a default in the payment of principal, premium, if any, or interest) if the trustee in good faith determines it to be in the interest of the holders to do so.

If an Event of Default with respect to the debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may declare the principal of all the debt securities of that series, or of such lesser amount as may be provided for in the debt securities of such series, and accrued and unpaid interest, if any, thereon, to be due and payable immediately. At any time after the debt securities of any series have been accelerated, but before a judgment or decree for payment of money due has been obtained, the holders of a majority of the aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration. An Event of Default relating to our bankruptcy, insolvency or reorganization shall cause the principal amount and accrued interest to become immediately due and payable without any declaration or other act by the trustee or holders of the debt securities. For information as to waiver of defaults, see “—Modification, Waivers and Meetings” below.

The indenture provides that, subject to the duty of the trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of any series unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to the foregoing, the holders of a majority of the aggregate principal amount of the outstanding debt securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to the debt securities of that series.

No holder of any debt securities of any series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder unless:

•	such holder previously has given written notice to the trustee of a continuing Event of Default with respect to debt securities of that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee to institute such proceeding as trustee, and offered to the trustee reasonable indemnity against costs, expenses and liabilities incurred in compliance with such request;

•	in the 60-day period following receipt of the notice, request and offer of indemnity referred to above, the trustee has failed to initiate such proceeding; and

•

during such 60-day period, the trustee has not received from the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request.

Notwithstanding the provisions described in the immediately preceding paragraph or any other provision of the indenture, the holder of any debt security shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest on such debt security on the respective dates such payments are due and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder.

Modification, Waivers and Meetings

The indenture contains provisions permitting us and the trustee, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the indenture that is affected by the modification or amendment, to modify or amend any of the provisions of the indenture or of the debt securities of such series or the rights of the holders of the debt securities of such series under the indenture, provided that no such modification or amendment shall, among other things:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any debt securities;

•	reduce the principal amount of any debt securities or any premium on any debt securities;

•	reduce the rate of interest (or modify the calculation of such rate) on any debt securities;

•	reduce the principal amount payable upon redemption at our option or at the option of the holder;

•

reduce the amount of the principal of any original issue discount debt security that would be due and payable upon a declaration of acceleration of the maturity or the amount thereof provable in bankruptcy;

•	adversely affect the right of repayment at the option of any holder;

•	change any place where, or the currency in which, any debt securities are payable;

•	impair the holder’s right to institute suit to enforce the payment of any debt securities when due; or

•

reduce the percentage in principal amount of debt securities of any series issued under the indenture the consent of whose holders is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such debt securities, without in each such case obtaining the consent of the holder of each outstanding debt security issued under the indenture so affected.

The indenture also contains provisions permitting us and the trustee, without notice to or the consent of the holders of any debt securities issued thereunder, to modify or amend the indenture in order to, among other things:

•

add to our covenants for the benefit of the holders of all or any series of debt securities issued under the indenture or to surrender any right or power conferred upon us with respect to all or any series of debt securities issued under the indenture;

•	add any additional Events of Default with respect to all or any series of debt securities issued under the indenture;

•	establish the form or terms of debt securities of any series and of any related coupons;

•

cure any ambiguity or correct or supplement any provision which may be defective or inconsistent with other provisions or to make any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of any series of debt securities issued thereunder;

•	evidence the succession of another person to us and the assumption by any such successor of the covenants of us contained in the indenture and the debt securities;

•	secure the debt securities;

•	qualify or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•

amend or supplement any provision contained in the indenture or in any supplement thereto or in any debt securities, provided that such amendment or supplement does not apply to any outstanding debt securities issued prior to the date of such amendment or supplement and entitled to the benefits of such provision;

•

add to or change any of the provisions of the indenture to provide that bearer debt securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of, or any premium or interest on, debt securities, to permit bearer debt securities to be issued in exchange for registered debt securities, to permit bearer debt securities to be exchanged for bearer debt securities of other authorized denominations or to permit or facilitate the issuance of debt securities in uncertificated or global form, provided any such action shall not adversely affect the interests of the holders of debt securities of any series;

•

evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series and add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•

supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance, covenant defeasance and/or satisfaction and discharge of any series of debt securities, provided that any such action shall not adversely affect the interests of any holder of a debt security of such series or any other debt security in any material respect;

•	make provisions with respect to conversion or exchange rights of holders of debt securities of any series; or

•

in the case of any series of debt securities which are convertible into or exchangeable for our common stock or other securities or property, safeguard or provide for the conversion or exchange rights, as the case may be, of such debt securities in the event of any reclassification or change of outstanding shares of our common stock or any merger, consolidation, statutory share exchange or combination of us with or into another person or any sale, transfer, disposition or other conveyance of all or substantially all of our properties and assets to any other person or other similar transactions, if expressly required by the terms of such series of debt securities.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive our compliance with certain restrictive provisions of the indenture, including the covenants described above under “—Covenants—Limitations on Liens” and “—Limitations on Sale and Leaseback Transactions.” The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any debt securities of such series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

The indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder. A meeting may be called at any time by the trustee and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given in accordance with the provisions of the indenture. Except for any consent which must be given by the holder of each outstanding debt security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted only by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which the indenture expressly provides may be made, given or taken by the holders of a specified percentage, other than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series whether or not such holders were present or represented at the meeting. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series, subject to certain exceptions.

In determining whether the holders of the requisite principal amount of the outstanding debt securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, any debt security of that series owned by us or any other obligor on such debt securities or any of our affiliates or such other obligor will be deemed not to be outstanding.

Defeasance and Covenant Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest and any other sums due to the stated maturity date of the debt securities, then at our option:

•	we will be discharged from our obligations with respect to the debt securities; or

•	we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to us.

If this happens, the holders of the debt securities will not be entitled to the benefits of the indenture, except for registration of transfer and exchange thereof, and replacement of those that are lost, stolen or mutilated. These holders may look only to those deposited funds or obligations for payment.

We must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes.

Governing Law

The indenture is, and the debt securities will be, governed by the laws of the State of New York.

Trustee

U.S. Bank National Association is the trustee under the indenture.

PLAN OF DISTRIBUTION

We may sell the debt securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the debt securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Packaging Corporation of America appearing in Packaging Corporation of America’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2011 (including Schedule II appearing therein) and the effectiveness of Packaging Corporation of America’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at http://www.sec.gov. This website address is not intended to be an active link.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (including portions of our Definitive Proxy Statement for our 2012 annual meeting of stockholders filed with the SEC on March 23, 2012 to the extent specifically incorporated by reference in Part III of such Annual Report on Form 10-K);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012; and

•	our Current Report on Form 8-K filed on May 11, 2012 (with respect to Item 5.07 only).

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the offerings of all the securities covered by this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit not specifically incorporated by reference upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. All requests for such copies should be directed to Kent A. Pflederer, Packaging Corporation of America, 1955 West Field Court, Lake Forest, Illinois 60045, (847) 482-3000.

Packaging Corporation of America

$400,000,000

3.900% Senior Notes due 2022

Joint Book-Running Managers

BofA Merrill Lynch	Deutsche Bank Securities	Wells Fargo Securities

Co-Managers

BMO Capital Markets
Citigroup
J.P. Morgan
Mitsubishi UFJ Securities
PNC Capital Markets LLC
The Williams Capital Group, L.P.

Prospectus Supplement

June 21, 2012